The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(5)
Registration No. 333-161136

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2009
PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED SEPTEMBER 29, 2009)

29,500,000 Shares

Common Stock

We are selling 29,500,000 shares of our common stock.

You should read carefully this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.” On October 26, 2009, the closing sale price of our common stock on the New York Stock Exchange was $6.79 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying prospectus to read about factors you should consider before buying shares of our common stock. You should also consider the risk factors described in the documents we incorporate by reference.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Us

Per Share	$	$	$
Total	$	$	$

We have granted the underwriters an option to purchase, within a period of 30 days beginning with the date of this prospectus supplement, up to an additional 4,425,000 shares solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares to purchasers on or about          , 2009.

Credit Suisse	J.P. Morgan

KeyBanc Capital Markets	Citi	PNC Capital Markets LLC

First Analysis Securities Corporation	RBS

The date of this prospectus supplement is          , 2009.

PROSPECTUS SUPPLEMENT

PROSPECTUS

About This Prospectus	1
Where You Can Find More Information	1
Information We Incorporate by Reference	1
The Company	3
Risk Factors	4
Disclosure Regarding Forward-Looking Statements	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of Common Stock	6
Description of Preferred Stock	8
Description of Depositary Shares	11
Description of Warrants	13
Description of Subscription Rights	15
Description of Debt Securities	15
Description of Units	23
Plan of Distribution	24
Legal Matters	26
Experts	26

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common stock we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and certain other matters relating to us and our financial condition. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on information contained or incorporated by reference into this prospectus supplement, in the accompanying prospectus and in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This document may be used only where it is legal to sell our shares of common stock. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Before you invest in our common stock, you should read the registration statement to which this document forms a part, including the documents incorporated by reference herein.

References in this prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “Ferro” or other similar terms mean Ferro Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at http://www.ferro.com. We do not intend for information contained in our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement, the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

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•	our Current Reports on Form 8-K filed on January 7, 2009; January 28, 2009; February 4, 2009; March 11, 2009; June 3, 2009; August 6, 2009; August 17, 2009; September 29, 2009; and October 27, 2009;

•	the description of our common stock contained in the registration statement on Form S-8 (Registration No. 33-12397) filed with the SEC on March 2, 1987, and all amendments and reports filed for the purpose of updating that description; and

•	the description of our preferred stock contained in the registration statement on Form S-8 (Registration No. 33-28520) filed with the SEC on May 3, 1989, and all amendment and reports filed for the purpose of updating that description.

Our Current Report on Form 8-K filed on August 6, 2009 updates Items 1A, 6, 7, 8, 9A and 15 of our Annual Report on Form 10-K for the year ended December 31, 2008.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the securities terminates. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Telephone Number: (216) 641-8580
Attn: Secretary

Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees

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of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets;

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility to fund strategic initiatives and lead to challenges in meeting our liquidity requirements, particularly if weak economic conditions continue for a prolonged period;

•	We depend on external financial resources, and the economic environment and the state of the credit markets could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition;

•	We have initiated and intend to initiate several restructuring programs to improve our operating performance and achieve cost savings, but we may not be able to implement and/or administer these programs in the manner contemplated and these restructuring programs may not produce the desired results;

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases;

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses;

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance;

•	Our ability to use our net operating loss carryforwards and other tax attributes may be subject to limitation due to significant changes in the ownership of our common stock;

•	We are subject to certain continued listing requirements with the New York Stock Exchange, or NYSE, including share price, shareholders’ equity and market capitalization, and noncompliance with these NYSE rules could result in the delisting of our common stock from the NYSE;

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate;

•	The markets in which we participate are highly competitive and subject to intense price competition;

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements;

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world;

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors;

•	Regulatory authorities in the United States, European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales;

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments;

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•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance unless they are successfully resolved;

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability;

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, we are party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations;

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition;

•	We are exposed to intangible asset risk;

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports; and

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about us and the common stock being offered pursuant to this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common stock. For a more complete understanding of our company, we encourage you to read this entire document, including the information incorporated by reference in this document and the other documents to which we have referred.

Our Company

We are a leading producer of value added specialty materials and chemicals that are sold to a broad range of manufacturers who, in turn, make products for many end-use markets. Our business structure is designed to drive product development, customer engagement and growth. Our Electronics, Color and Glass Materials Group leverages our core strengths in technology to drive growth and maintain our leading market positions. Our Polymer and Ceramic Engineered Materials Group employs our high-volume manufacturing capabilities to maintain leading market positions while making cost structure improvements and enhancing cash flow.

Through manufacturing sites around the world, we produce the following types of products in our two business groups:

•	Electronics, Color and Glass Materials — Conductive metal pastes and powders; polishing materials; high-performance dielectrics; high-quality glazes, enamels, pigments, colors and other performance materials; and

•	Polymer and Ceramic Engineered Materials — Polymer additives; engineered plastic compounds; pigment dispersions; colors, glazes and frits for tile coatings; porcelain enamels; and high-potency pharmaceutical active ingredients.

We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and in the end products of our customers. The products that we develop often are delivered to our customers in combination with customized technical service. The value of our products stems from the benefits they deliver in our customers’ products or manufacturing processes.

Since 2006, we have implemented wide ranging restructuring programs and strategic initiatives designed to reduce costs, drive growth, enhance our profitability and sustain our leading market positions. These initiatives include consolidation of certain manufacturing facilities in Europe, reduction in our staffing levels and selling, general and administrative, or SG&A, expenses, and realignment of our businesses and portfolio to focus on higher-margin, higher-growth products and investment in strategic regional markets such as Asia-Pacific. We believe these initiatives provide us with opportunities to drive growth, expand margins, create significant operating leverage and position us to benefit from a sales volume recovery in our end markets.

We generated net sales of $2,245 million and $1,199 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We report under six reporting segments: Color and Glass Performance Materials, Electronic Materials, Polymer Additives, Specialty Plastics, Performance Coatings, and Pharmaceuticals.

Our Competitive Strengths

Leading Positions in Attractive Niche Markets and Products.  We believe that we enjoy worldwide product sales leadership within many of our businesses. We believe that our competitive positions are sustainable due to our leading-edge product portfolio and product development pipeline, technological leadership, exposure to high-growth niche markets, global manufacturing infrastructure, and a loyal customer base. In addition, we have a technical sales and service-oriented business model, the research and development infrastructure required for new product development and close customer interaction and a strong global brand. Many of our products are characterized as specialty products, as they perform specific functions in the manufacturing processes and/or in the end products of our customers. For example, we are a leader in conductive pastes for solar cells with a complete offering of conductive metallization products. Our customer relationships with leading solar cell manufacturers around the world are supported by patents and know-how in conductive metal powders, electronic glasses, understanding of the interface between our products and silicon, and in-depth knowledge of how these factors influence the performance of our customers’ end products.

Ferro product leadership examples
(Based on management estimates)

• #1 worldwide in conductive pastes for solar cells
• #1 worldwide in porcelain enamel coatings
• #1 worldwide in pigments for digital tile printing
• #1 in North American metallic stearates, #2 worldwide
• #1 worldwide in plasticizers

Critical Proprietary Technology.  We are leveraging our technology to increase our participation in value-added, performance-related product offerings. Our competitive positions are supported by the following core competencies:

•	Particle Development and Engineering: synthesis and isolation of particles with specific size distributions and properties, such as particle size distribution control in pastes for solar cells;

•	Color Science and Technology: repeatable creation, matching and characterization of colors for coatings and bulk materials, such as beverage bottle decoration materials that promote consumer brand identification;

•	Glass Science and Technology: high-temperature inorganic chemistry and glass formation; processing knowledge, such as value-added sealing glasses for microelectromechanical systems;

•	Surface Application Technology: coating and decorating technology and surface finishing, such as products and applications understanding related to high-speed, high-yield tile coating manufacturing processes; and

•	Formulation Technology: combination of materials to create new products with enhanced properties, such as high-performance automobile glass enamels.

We are also actively engaged in our customers’ advanced product development and manufacturing yield improvement initiatives. Our core technical competencies have allowed us not only to develop strong customer relationships, but also to improve our product portfolio by transitioning toward higher-margin businesses.

Significant Geographic, Product and End-Use Market Diversity.  We have a diversified portfolio of businesses within which we focus on specific applications and products where we can add value to our customers’ products and processes. We believe this diversity decreases our exposure to any one end-market and helps protect our business from the negative effects of economic down cycles. Further, we have a balanced geographic exposure with 57% of 2008 sales generated from outside the United States. We have an established and well-invested infrastructure in key Asian markets and are focused on growing our presence in these markets.

The following charts are based on our 2008 revenues and illustrate the diversity of the end-markets(1) we serve, the diversity of our production base and the sizes of our segments:

(1)	Based on our estimate of customers’ application markets.

Long-term Relationships with Diverse and Stable Customer Base.  Our strong focus on technical support, customer service and unique expertise in customized product formulations has created long-term customer relationships.

Our customer base is well diversified both geographically and by end-market. Currently, we have over 7,000 active customers worldwide. Our top ten customers accounted for less than 15% of our total sales for the nine months ended September 30, 2009. Our ability to develop customized, value-added solutions has further helped deepen our customer relationships across the globe. For example, we are a conductive metal paste supplier to a majority of the top 15 global solar cell manufacturers. Our products generally are a small portion of the total cost of our customers’ products, but they can be critical to the appearance or functionality of those products. We believe our global capabilities and the significant capital investment we have made around the world provide us with an advantage when servicing global customers. Because of the long-lead time required to develop and qualify replacement sources of our products, our customers would incur significant costs to switch to new suppliers. Additionally, as a result of the strong customer service and applications support we provide, we tend to have long-term relationships with our customers.

Experienced and Proven Management Team.  We have an experienced management team whose members average more than 25 years of industry experience. Our management is firmly committed to continue transforming Ferro by driving growth and margin expansion, further reducing costs, streamlining operations and optimizing our product portfolio to strengthen and expand our existing businesses. Since becoming President and Chief Executive Officer of our company in November 2005, James Kirsch and other members of our senior management team, have introduced several initiatives that have resulted in significant improvement in our cost structure and product mix. For example, we have reduced costs sufficiently since January 1, 2008, to lower our break-even sales by more than $80 million per quarter.

Our Business Strategy

Building on our strengths, we plan to continue our existing strategy to increase revenue and cash flow, expand margins and improve profitability through:

•	Continued focus on core competencies to extend or penetrate markets, deliver growth and increase profitability;

•	Further rationalization of our manufacturing assets to reduce costs and expenses, particularly in Europe and North America; and

•	Additional geographical expansion through expanded facilities in the Asia-Pacific region and other key emerging markets.

Focus on Growth Initiatives.  We are focused on enhancing our growth and market positions through product and geographic expansion. We have been moving into adjacent markets, developing new applications and introducing environmentally friendly product alternatives. In addition, we have been expanding our presence in the emerging markets of Asia-Pacific, Eastern Europe, the Middle East and North Africa. We have a number of compelling growth platforms across our businesses such as materials for solar cells, green chemistry alternatives and high-performance coatings. We continue to invest to enhance our capabilities to more effectively serve our customers, such as the construction of an electronic materials manufacturing facility in Suzhou, China, for the solar market, the development of organic colors and low-lead decorative enamels, and the commissioning of a world-scale tile color plant in Castellon, Spain to serve expected growth markets in Eastern Europe and North Africa.

In addition, we believe that growth in our end-markets as a result of the global economic recovery, combined with the anticipated benefits of restructuring cost savings and other strategic initiatives will lead to significant margin expansion and profitability improvements. We will use part of the net proceeds from this offering to fund several new restructuring programs and invest in key growth initiatives.

Continue to Pursue Operational Efficiencies.  We are focused on our plan to unlock value through rigorous, company-wide operational improvement initiatives. As discussed under “— Restructuring Programs and Strategic Initiatives,” over the last three years, our management has announced several restructuring programs aimed at reducing costs, streamlining operations and right-sizing the company’s manufacturing facilities and support operations. We intend to use part of the net proceeds from this offering to continue to rationalize our cost structure, thereby enhancing our margins and return on capital.

Optimize Our Business Portfolio.  We assess on an ongoing basis our portfolio of businesses, as well as our financial metrics and capital structure, to ensure that we have sufficient capital and liquidity to meet our strategic objectives. As part of this process, from time to time we evaluate the possible divestiture of businesses that are not critical to our core strategic objectives and, where appropriate, pursue the sale of such businesses. We also evaluate and pursue acquisition opportunities that we believe will enhance our strategic position.

Reduce Our Indebtedness.  In addition to reducing our indebtedness with a portion of the net proceeds from this offering, over time, we intend to further reduce our indebtedness and financial leverage in the future. We believe we can achieve this goal by using a significant portion of our cash flow, as generated, from operations after required capital expenditures, restructuring costs and other payments to reduce our debt. We believe that through the combination of our organic growth opportunities, operational improvement plans and disciplined capital spending, we will generate sufficient cash flow to achieve this goal.

Restructuring Programs and Strategic Initiatives

We are focused on our plan to improve profitability through company-wide operational improvement programs and strategic growth initiatives. Our management has focused on three principal areas of this strategy: (1) implement a strict set of performance objectives and global operational metrics; (2) restructure assets, rationalize our manufacturing footprint and streamline our operations to reduce costs; and (3) invest in our infrastructure and capabilities to revitalize products and adjust market positioning to accelerate growth.

We developed, initiated and continue to implement several restructuring programs across our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure, improving our product portfolio and optimizing capacity utilization. The programs will impact our operations in Europe, North America and Asia. Similar restructuring and cost reduction programs have reduced annual fixed manufacturing costs, SG&A expense and corporate costs by over $150 million from 2007 through September 30, 2009. Since January 1, 2008, we have closed four plants, reduced worldwide staffing by over 20% and reduced SG&A expenses by approximately 16%. We believe these actions have lowered our break-even sales by more than $80 million per quarter.

Our restructuring programs and strategic growth initiatives include the following and should move us substantially closer to achieving our strategic goals:

•	Restructuring programs initiated prior to the fourth quarter of 2009: We expect additional benefits to be realized from the previously announced consolidation of our European inorganic manufacturing facilities as well as the staffing reductions, productivity improvements and SG&A expense cuts that were made prior to September 30, 2009. The European manufacturing consolidation is expected to generate significant benefits to our operating performance, including additional incremental cost savings expected to be realized starting in 2010. The other cost and expense reduction measures that were taken during 2009 are also expected to contribute additional cost savings in 2010. The additional cash costs required to complete these programs and fully realize these operational improvements are estimated to be approximately $34 million in 2010, including cash expenses and capital expenditures.

•	Restructuring programs initiated in the fourth quarter of 2009: We initiated seven new worldwide restructuring programs on October 1, 2009. These programs include a plant closure in Europe and another in Asia and staffing reductions of over 200 positions worldwide. In addition, the new restructuring programs will consolidate certain manufacturing operations and reduce SG&A expense through staffing reductions and consolidation of selected support functions. These programs are expected to help us achieve substantial operational improvements, including the realization of cost savings commencing in 2010. Cash costs to complete these programs are estimated to be approximately $19 million in 2010, including cash expenses and capital expenditures.

•	New restructuring programs and strategic initiatives: We will use up to $50 million of the net proceeds from this offering to fund new restructuring programs and strategic initiatives. We will implement ten restructuring and cost reduction projects that will include plant closures and support functions consolidations. The plant closures are expected to require consultation with workers’ representatives. These programs are expected to help us achieve considerable benefits to our operating and financial performance. The total cash costs for these projects, including cash expenses and capital expenditures, are estimated to be approximately $22 million over the next year.

In addition, we plan to implement two strategic growth projects that include investments to produce an eco-friendly chemical in Europe and a geographic expansion in tile coatings. These projects are expected to allow us to realize incremental sales and operating income starting in 2010. The total cash costs for these projects, including cash expenses and capital expenditures, are estimated to be $34 million over the next two years.

Recent Developments — Credit Facility Amendment

Our credit facility, as amended by the first four amendments thereto, currently consists of a $300.0 million revolving credit facility, of which $211.4 million was outstanding as of October 26, 2009, and term loans, in the original principal amount of $305.0 million, of which $289.4 million was outstanding as of October 26, 2009. The revolving credit facility, which we refer to as the existing revolving credit facility, is currently scheduled to mature on June 6, 2011, and the term loans, which we refer to as the existing term loans, are scheduled to mature on June 6, 2012. We are required to make minimum quarterly principal payments of at least $0.8 million under the existing term loans, including repaying the remaining principal balance of the term loans in four quarterly installments in the final year of the term loans.

On October 26, 2009, we amended and restated our credit facility, which, as amended and restated, we refer to as the amended and restated credit facility. The effectiveness of the amendment and restatement is conditioned, among other things, upon our receipt of at least $150.0 million in gross proceeds from this offering. The amended and restated credit facility extends the maturity of the revolving commitments through June 6, 2012. Pursuant to the amendment and restatement, $100 million of revolving loans are being converted into term loans, which we refer to as the new term loans, also maturing on June 6, 2012. The new term loans will have terms substantially similar to the existing term loans.

Additionally, among other things, the amendment and restatement of the credit agreement:

•	makes certain modifications to mandatory prepayment requirements, including in connection with this offering;

•	modifies the maximum leverage ratio for certain periods;

•	modifies the minimum fixed charge coverage ratio for certain periods;

•	deletes the minimum EBITDA covenant; and

•	modifies certain other provisions.

Upon the effectiveness of the amended and restated credit facility, without giving effect to any prepayment of the loans from the proceeds of this equity offering, the amended and restated credit facility will consist of $200.0 million of extended revolving loan commitments, and $100.0 million of new term loans and $289.4 million of existing term loans outstanding. The existing revolving credit facility will terminate as a result of the conversion of the commitments thereunder.

The amended and restated credit facility will require us to use the net proceeds from this offering in excess of the sum of $50.0 million and the fees and expenses payable by us in connection with such amendment and restatement to repay a portion of our existing term loans and new terms loans. See “Use of Proceeds.”

Corporate Information

Our principal executive offices are located 1000 Lakeside Avenue, Cleveland, Ohio 44114. Our telephone number is (216) 641-8580. Our website is www.ferro.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

Issuer	Ferro Corporation

Shares of common stock offered by us	29,500,000 shares (1)

Shares of common stock to be outstanding immediately after this offering	74,429,989 shares (2)

Use of proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million (or $ million if the over-allotment option is exercised in full). We intend to use (1) approximately $7.6 million of the net proceeds to pay fees and expenses payable by us in connection with the amendment and restatement of our credit facility and (2) up to $50.0 million of the net proceeds to pay the costs of new restructuring programs and strategic initiatives. Any portion of such $50.0 million that is not utilized for restructuring programs and strategic initiatives will be used for general corporate purposes. Pursuant to the amended and restated credit facility, we will be required to use any remaining net proceeds to repay a portion of our existing term loans and new terms loans, as described in more detail under “Use of Proceeds” and “— Recent Developments — Credit Facility Amendment.”

Pending final use, we will use $50.0 million of the net proceeds from this offering that we intend to use for restructuring programs and strategic initiatives to reduce borrowings temporarily under our revolving credit facility.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Exchange listing	Our common stock trades on the NYSE under the symbol “FOE.”

(1)	Does not include up to an aggregate of 4,425,000 shares of common stock issuable upon exercise of an over-allotment option we have granted to the underwriters in this offering.

(2)	Based on shares outstanding on September 30, 2009 and assumes no exercise of the underwriters’ over-allotment option. Excludes 4,771,693 shares of common stock issuable pursuant to awards outstanding under our equity compensation plans and 534,830 shares of common stock issuable upon conversion of outstanding shares of our preferred stock. Also excludes shares of common stock issuable upon conversion of our 6.50% convertible senior notes due 2013, $172.5 million aggregate principal amount of which is outstanding.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. Credit Suisse is the administrative agent under the existing term loans and the new term loans, an affiliate of PNC Capital Markets LLC is the revolving loan administrative agent under our credit facility, an affiliate of PNC Capital Markets LLC is the revolving loan collateral agent under our credit facility and certain of the underwriters and/or their affiliates are lenders under our credit facility, including under the existing term loans and the new term loans. A portion of the net proceeds from this offering will be used to repay, among other lenders, certain of the underwriters or their affiliates who are lenders under the existing term loans and the new term loans. Consequently, this offering will be made in compliance with the requirements of NASD Rule 2720. Pursuant to NASD Rule 2720, a qualified independent underwriter is not necessary in connection with the offering because a “bona fide public market” exists in our common stock.

Summary Consolidated Financial Data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of and for the years ended December 31, 2008, 2007 and 2006 from our audited financial statements incorporated by reference into this prospectus supplement. The consolidated financial data as of and for the nine months ended September 30, 2009 and 2008 are derived from our unaudited financial statements incorporated by reference into this prospectus supplement. The interim unaudited financial data have been prepared on the same basis as the annual financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement. The summary consolidated financial data shown below reflect the presentation and disclosure requirements of SFAS No. 160 (codified in ASC Topic 810) and FSP No. APB 14-1 (codified primarily in ASC Subtopic 470-20).

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(In thousands, except per share data)
	(Unaudited)

Statement of Operations Data:
Net sales	$1,199,175	$1,812,964	$2,245,152	$2,147,904	$1,987,606
Cost of sales	985,531	1,474,382	1,841,485	1,745,445	1,585,081

Gross profit	213,644	338,582	403,667	402,459	402,525
Selling, general and administrative expenses	196,526	234,243	297,119	314,878	302,442
Impairment charges	8,225	—	80,205	128,737	—
Restructuring charges(1)	3,931	22,280	25,937	16,852	23,146
Other expenses, net	48,798	47,781	56,492	57,446	57,375

(Loss) income before income taxes	(43,836)	34,278	(56,086)	(115,454)	19,562
Income tax expense (benefit)	(15,844)	14,290	(3,204)	(17,952)	2,381

(Loss) income from continuing operations	(27,992)	19,988	(52,882)	(97,502)	17,181
Income from discontinued operations, net of income taxes	—	4,586	5,014	5,312	5,670
(Loss) gain from disposal of discontinued operations, net of income taxes	(322)	(73)	9,034	(225)	(472)

Net (loss) income	(28,314)	24,501	(38,834)	(92,415)	22,379
Less:
Net income attributable to noncontrolling interests	1,712	1,386	1,596	2,064	1,759

Net (loss) income attributable to Ferro Corporation	(30,026)	23,115	(40,430)	(94,479)	20,620
Dividends on preferred stock	(538)	(675)	(877)	(1,035)	(1,252)

Net (loss) income attributable to Ferro Corporation common shareholders	$(30,564)	$22,440	$(41,307)	$(95,514)	$19,368

Basic (loss) earnings attributable to Ferro Corporation common shareholders	$(0.69)	$0.51	$(0.95)	$(2.23)	$0.46
Weighted-average shares outstanding (basic)	44,593	43,638	43,261	42,926	42,394
Diluted (loss) earnings attributable to Ferro Corporation common shareholders	$(0.69)	$0.51	$(0.95)	$(2.23)	$0.46
Weighted-average shares outstanding (diluted)	44,593	43,649	43,261	42,926	42,422

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(In thousands)
	(Unaudited)

Statement of Cash Flows Data:
Net cash (used for) provided by operating activities	$(5,769)	$1,838	$(9,096)	$144,579	$70,944
Net cash used for investing activities	(30,431)	(54,283)	(17,050)	(62,033)	(68,718)
Net cash provided by (used for) financing activities	37,183	55,359	23,854	(88,717)	(3,035)
Other Financial Data:
Capital expenditures	30,704	51,805	73,068	67,634	50,615
Depreciation and amortization	63,501	55,596	74,595	84,048	76,484
EBITDA(2)	64,208	132,766	73,734	24,367	157,001
Balance Sheet Data (as of period end):
Cash and cash equivalents	14,271	13,979	10,191	12,025	16,985
Working capital	310,967	269,250	291,825	196,860	250,395
Property, plant & equipment, net	443,160	481,383	456,549	495,599	503,455
Total assets	1,558,303	1,706,888	1,544,117	1,638,260	1,741,602
Total debt, including current portion	621,027	589,508	570,496	526,089	592,418
Total Ferro Corporation shareholders’ equity	328,810	484,000	335,969	476,284	535,051

(1)	During 2009 and 2008, we continued several restructuring programs across a number of our business segments with the objectives of leveraging our global scale, realigning and lowering our cost structure and optimizing capacity utilization. The programs are primarily associated with North America and Europe. In November 2007 and March 2008, we initiated additional restructuring plans for our Performance Coatings and Color and Glass Performance Materials segments. In February 2008, we announced the closing of a Plastics facility in Aldridge, United Kingdom. Restructuring charges of $16.9 million were recorded in 2007, primarily associated with our manufacturing rationalization activities in the Performance Coatings and Color and Glass Performance Materials segments in Europe and our Electronic Materials segment in the United States.

Restructuring charges of $23.1 million in 2006 were primarily related to the same manufacturing rationalization activities.

(2)	EBITDA is defined as net income (loss) attributable to Ferro Corporation less the gain (loss) on disposal of discontinued operations and income from discontinued operations; plus interest expense, loss on extinguishment of debt, income tax expense (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. We believe that, in addition to net income (loss) attributable to Ferro Corporation and cash flows from operating activities, EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

The amounts shown for EBITDA differ from the amounts calculated under the definition of consolidated EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash (one-time) charges and gains. Consolidated EBITDA is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments.

The amounts shown for EBITDA include the impairment charges and restructuring charges provided in the table and footnotes above for the periods presented and one-time charges (for example, litigation settlement amounts and asset impairments) of $7.7 million and $7.2 million for the nine months ended

September 30, 2009 and 2008, respectively, and $4.0 million, $10.3 million and $5.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table sets forth a reconciliation from net loss (income) attributable to Ferro Corporation to EBITDA:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)
	(Unaudited)

Net (loss) income attributable to Ferro Corporation	$(30,026)	$23,115	$(40,430)	$(94,479)	$20,620
Less:
(Loss) gain on disposal of discontinued operations, net of tax	(322)	(73)	9,034	(225)	(472)
Income from discontinued operations, net of tax	—	4,586	5,014	5,312	5,670
Plus:
Interest expense	46,255	38,747	51,290	57,837	62,714
Loss on extinguishment of debt	—	5,531	5,531	—	—
Income tax (benefit) expense	(15,844)	14,290	(3,204)	(17,952)	2,381
Depreciation and amortization	63,501	55,596	74,595	84,048	76,484

EBITDA	$64,208	$132,766	$73,734	$24,367	$157,001

RISK FACTORS

Investing in our common stock involves risk.  Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Report on Form 8-K filed on August 6, 2009, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. Sales, or the availability for sale, of substantial amounts of our common stock, could adversely affect the value of our common stock.

Risks Relating to our Business

We sell our products into industries where demand has been unpredictable, cyclical or heavily influenced by consumer spending, and such demand and our results of operations may be further impacted by the recent macro-economic circumstances and uncertainty in credit markets.

We sell our products to a wide variety of customers who supply many different market segments. Many of these market segments, such as building and renovation, major appliances, transportation, and electronics, are cyclical or closely tied to consumer demand, which is difficult to predict. Incorrect forecasts of demand or unforeseen reductions in demand can adversely affect costs and profitability due to factors such as underused manufacturing capacity, excess inventory, or working capital needs. These factors can result in lower profitability.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. General economic conditions around the world deteriorated sharply at the end of 2008, and the difficult economic conditions continued in 2009. Concerns over fluctuating prices, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the global economy and the markets going forward. These factors, combined with declining business and consumer confidence, increased unemployment, and volatile raw materials costs, have precipitated an economic slowdown and recession in a number of markets around the world. As a result of these conditions, our customers may experience cash flow problems and may modify, delay or cancel plans to purchase our products. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Any reduction in demand or inability of our current and/or potential customers to pay us for our products may adversely affect our earnings and cash flow.

We are subject to a number of restrictive covenants under our credit facilities, which could affect our flexibility to fund ongoing operations and strategic initiatives, and, if we are unable to maintain compliance with such covenants, could lead to significant challenges in meeting our liquidity requirements.

Our credit facilities contain a number of restrictive covenants, including those described in more detail in the notes to the consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009, which is incorporated herein by reference. These covenants include customary operating restrictions that limit our ability to engage in certain activities, including additional loans and investments; prepayments, redemptions and repurchases of debt; and mergers, acquisitions and asset sales. We are also subject to customary financial covenants, including a leverage ratio and a fixed charge coverage ratio and certain creditworthiness tests. These covenants restrict the amount of our borrowings, reducing our flexibility to fund ongoing operations and strategic initiatives. These facilities are described in more detail in our Current Report on Form 8-K filed on October 27, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the consolidated financial statements in our Current Report on

Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

Breaches of these covenants could become defaults under our credit facilities and cause the acceleration of debt payments beyond our ability to pay. Compliance with some of these covenants is based on financial measures derived from our operating results. If economic conditions in key markets deteriorate, we may experience material adverse impacts to our business and operating results, such as through reduced customer demand and inflation. A decline in our business could make us unable to maintain compliance with these financial covenants, in which case, our lenders could demand immediate payment of outstanding amounts and we would need to seek alternate financing sources to pay off such debts and to fund our ongoing operations. Such financing may not be available on favorable terms, if at all.

We depend on external financial resources, and the current economic environment and credit market uncertainty could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition.

As of September 30, 2009, we had approximately $621.0 million of short-term and long-term debt with varying maturities and approximately $108.3 million of off balance sheet arrangements including consignment and customer arrangements for precious metals, international receivables sales programs, bank guarantees, and standby letters of credit. These arrangements have allowed us to make investments in growth opportunities and fund working capital requirements. In addition, we enter into financial transactions to hedge certain risks, including foreign exchange, commodity pricing, and sourcing of certain raw materials. Our continued access to capital markets, the stability of our lenders, customers and financial partners and their willingness to support our needs are essential to our liquidity and our ability to meet our current obligations, fund operations, and fund our strategic initiatives. An interruption in our access to external financing or financial transactions to hedge risk could adversely affect our business prospects and financial condition. See further information regarding our liquidity in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the notes to the consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

We have initiated and intend to initiate several restructuring programs to improve our operating performance and achieve cost savings, but we may not be able to implement and/or administer these programs in the manner contemplated and these restructuring programs may not produce the desired results.

We have initiated several restructuring programs prior to and in the fourth quarter of 2009, and we intend to initiate new restructuring programs in the future. These programs involve, among other things, plant closures and staff reductions. Although we expect these programs to help us achieve operational improvements, including incremental cost savings, we may not be able to implement and/or administer these programs, including the implementation of plant closures and staff reductions, in the manner contemplated, which would cause the restructuring programs to not have the desired results. Additionally, the implementation of restructuring programs may result in impairment charges, some of which could be material. Even if we do implement and administer these restructuring programs in the manner contemplated, they may not produce the desired results. Accordingly, the restructuring programs that we have initiated and those that we intend to initiate in the future may not improve our operating performance and may not help us achieve cost savings. Failure to successfully implement and/or administer these restructuring programs could have an adverse effect on our financial performance.

Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

Portions of our debt obligations have variable interest rates. Generally, when interest rates rise, our cost of borrowings increases. We estimate, based on the debt obligations outstanding at September 30, 2009, that a one percent increase in interest rates would cause interest expense to increase by approximately $3.2 million annually. Continued interest rate increases could raise the cost of borrowings and adversely affect our financial performance. See further information regarding our interest rates on our debt obligations in “Quantitative and Qualitative Disclosures about Market Risk” and in the notes to the consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

Our debt obligations are secured by substantially all of our assets. These liens could reduce our ability and/or extend the time to dispose of property and businesses, as these liens must be cleared or waived by the lenders prior to any disposition. These security interests are described in more detail in the notes to the audited consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

To fully realize the carrying value of our net deferred tax assets, we will have to generate adequate taxable profits in various tax jurisdictions. As of September 30, 2009, we had $151.0 million of net deferred tax assets, after valuation allowances. If we do not generate adequate profits within the time periods required by applicable tax statutes, the carrying value of the tax assets will not be realized. If it becomes unlikely that the carrying value of our net deferred tax assets will be realized, the valuation allowances may need to be increased in our consolidated financial statements, adversely affecting results of operations. Further information on our deferred tax assets is presented in the notes to the audited consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

Noncompliance with NYSE rules could result in the delisting of our common stock from the NYSE.

If we cannot meet the NYSE continued listing requirements, the NYSE may delist our common stock, which could have an adverse impact on us and the liquidity and market price of our stock.

Our business has been and may continue to be affected by worldwide macroeconomic factors, which include uncertainties in the credit and capital markets. External factors that affect our stock price, such as liquidity requirements of our investors, as well as our performance, could impact our market capitalization, revenue and operating results, which, in turn, affect our ability to comply with the NYSE’s listing standards. These listing standards include: (1) the average closing price of our common stock over a 30 trading-day period must not fall below $1.00, (2) our market capitalization must not fall below $50 million if at the same time our shareholders’ equity is less than $50 million, and (3) irrespective of our level of shareholders’ equity, our market capitalization must not fall below $15 million.

Our closing stock price on September 30, 2009, was $8.90 and our market capitalization was approximately $399.9 million. As of September 30, 2009, Ferro Corporation shareholders’ equity was approximately $328.8 million. If our stock price declines to the point where our compliance with the listing standards is in jeopardy, we will consider taking such actions as we deem appropriate under the circumstances to regain compliance. If we were to fail to meet the continued listing requirements, NYSE rules provide a six-month period, with respect to the minimum stock price standard, and an 18-month period, with respect to the market capitalization and shareholders’ equity standard, to regain compliance. If we are unable to satisfy the NYSE criteria for continued listing and unable to regain compliance during the specified periods, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock and reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing. In addition, delisting from the NYSE might negatively impact our reputation and, as a consequence, our business.

We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but the availability of these materials and supplies could be interrupted and/or their prices could escalate and adversely affect our sales and profitability.

We purchase energy and many raw materials, including petroleum-based materials and other supplies, which we use to manufacture our products. Changes in their availability or price could affect our ability to manufacture enough products to meet customers’ demands or to manufacture products profitably. We try to maintain multiple sources of raw materials and supplies where practical, but this may not prevent unanticipated changes in their availability or cost. We may not be able to pass cost increases through to our customers. Significant disruptions in availability or cost increases could adversely affect our manufacturing volume or costs, which could negatively affect product sales or profitability of our operations.

The markets for our products are highly competitive and subject to intense price competition, and that could adversely affect our sales and earnings performance.

Our customers typically have multiple suppliers from which to choose. If we are unwilling or unable to provide products at competitive prices, and if other factors, such as product performance and value-added services do not provide an offsetting competitive advantage, customers may reduce, discontinue, or decide not to purchase our products. If we could not secure alternate customers for lost business, our sales and earnings performance could be adversely affected.

We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques and restructuring activities, but we may not achieve the desired improvements.

We work to improve operating profit margins through activities such as growing sales to achieve increased economies of scale, increasing prices, improving manufacturing processes, adopting purchasing techniques that lower costs or provide increased cost predictability, and restructuring businesses to realize cost savings. However, these activities depend on a combination of improved product design and engineering, effective manufacturing process control initiatives, cost-effective redistribution of production, and other efforts that may not be as successful as anticipated. The success of sales growth and price increases depends not only on our actions but also the strength of customer demand and competitors’ pricing responses, which are not fully predictable. Failure to successfully implement actions to improve operating margins could adversely affect our financial performance.

The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

More than 50% of our net sales during 2008 were outside of the U.S. In order to support global customers, access regional markets and compete effectively, our operations are located around the world. As a result, our operations have additional complexity from changing economic, social and political conditions in multiple locations and we are subject to risks relating to currency conversion rates. Other risks inherent in international operations include the following:

•	New and different legal and regulatory requirements and enforcement mechanisms in local jurisdictions;

•	U.S. export licenses may be difficult to obtain and we may be subject to export duties or import quotas or other trade barriers;

•	Increased costs of, and decreased availability of, transportation or shipping;

•	Credit risk and financial conditions of local customers and distributors;

•	Risk of nationalization of private enterprises by foreign governments or restrictions on investments;

•	Potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and

•	Local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

While we attempt to anticipate these changes and manage our business appropriately in each location where we do business, these changes are often beyond our control and difficult to forecast. The consequences of these risks may have significant adverse effects on our results of operations or financial position.

We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company, such as Ferro, to compete lawfully with local competitors.

Many of our most promising growth opportunities are in the Asia-Pacific region, especially the People’s Republic of China. Although we have been able to compete successfully in those markets to date, local laws and customs can make it difficult for a U.S.-based company to compete on a “level playing field” with local competitors without engaging in conduct that would be illegal under U.S. law. Our strict policy of observing the highest standards of legal and ethical conduct may cause us to lose some otherwise attractive business opportunities to local competition in the region.

Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect sales of our products.

Hazardous material legislation and regulations can restrict the sale of products and/or increase the cost of producing them. Some of our products are subject to restrictions under laws or regulations such as California Proposition 65 or the European Union’s (“EU”) hazardous substances directive. The EU “REACH” registration system became effective June 1, 2007, and requires us to perform toxicity studies of the components of some of our products and to register the information in a central database, increasing the cost of these products. As a result of these hazardous material regulations, customers may avoid purchasing some products in favor of perceived “greener,” less hazardous or less costly alternatives. This factor could adversely affect our sales and operating profits.

Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have an adverse effect on our business, financial condition or results of operations.

We strive to conduct our manufacturing operations in a manner that is safe and in compliance with all applicable environmental, health and safety regulations. Compliance with changing regulations may require us to make significant capital investments, incur training costs, make changes in manufacturing processes or product formulations, or incur costs that could adversely affect our profitability, and violations of these laws could lead to substantial fines and penalties. These costs may not affect competitors in the same way due to differences in product formulations, manufacturing locations or other factors, and we could be at a competitive disadvantage, which might adversely affect financial performance.

We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

We are routinely involved in litigation brought by suppliers, customers, employees, governmental agencies and others. Litigation is an inherently unpredictable process and unanticipated negative outcomes are possible. The most significant pending litigation is described in Item 3 — Legal Proceedings of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

One way that we remain competitive in our markets is by developing and introducing new and improved products on an ongoing basis. Customers continually evaluate our products in comparison to those offered by our competitors. A failure to introduce new products at the right time that are price competitive and that provide the features and performance required by customers could adversely affect our sales, or could require us to compensate by lowering prices. The result could be lower sales and/or lower profitability.

We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, we are party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

A majority of our full-time employees are employed outside the United States. In certain jurisdictions where we operate, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and/or respective works councils. These regulations and laws, coupled with the requirement to consult with the relevant unions or works councils, could have a significant impact on our flexibility in managing costs and responding to market changes.

Furthermore, with respect to our employees who are subject to collective bargaining arrangements or similar arrangements (approximately 18% of our U.S. workforce as of December 31, 2008), there can be no assurance that we will be able to negotiate labor agreements on satisfactory terms or that actions by our employees will not disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown or if other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

Employee benefit costs, especially postretirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

Employee benefit costs are a significant element of our cost structure. Certain expenses, particularly postretirement costs under defined benefit pension plans and healthcare costs for employees and retirees, may increase significantly at a rate that is difficult to forecast and may adversely affect our financial results, financial condition or cash flows. The recent declines in global capital markets have caused a reduction in the value of our pension plan assets. This reduction could have an adverse effect on future pension expense and funding requirements. Further information regarding our retirement benefits is presented in the notes to the consolidated financial statements in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated herein by reference.

We are exposed to intangible asset risk.

We have recorded intangible assets, including goodwill, in connection with business acquisitions. We are required to perform goodwill impairment tests at least on an annual basis and whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. As a result of our annual and other periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position.

We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, which is a process designed by our management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We conducted an assessment of our internal control over financial reporting as of December 31, 2008 and concluded that the internal control over financial reporting were effective as of December 31, 2008. Previously, we had concluded that we had material weaknesses in our internal controls as of December 31, 2004, 2005, 2006 and 2007. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that, there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Accordingly, while we have taken actions to address the past material weaknesses and continued activities that materially improved, or are reasonably likely to materially improve, our internal control over financial reporting, these measures may not be sufficient to ensure that our internal controls are effective in the future. If we are unable to correct future weaknesses in internal controls in a timely manner, our ability to record, process, summarize and report reliable financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

We are exposed to risks from various events that are beyond our control, which may have significant effects on our results of operations. While we attempt to mitigate these risks through appropriate insurance, contingency planning and other means, we may not be able to anticipate all risks or to reasonably or cost-effectively manage those risks that we do anticipate. As a result, our results of operations could be adversely affected by circumstances or events in ways that are significant and/or long lasting.

Risks Relating to this Offering

Our common stock price may be volatile and may fluctuate, which may make it difficult for you to resell your common stock when you want to or at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

The price at which our common stock trades may be volatile and may fluctuate due to factors such as:

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	our ability to raise additional capital;

•	sales of common stock by us or members of our management team;

•	changes in our dividend policy;

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	investor perceptions of our company and comparable public companies;

•	the cyclical nature of the industries in which we participate; and

•	general market and economic conditions.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock. In addition, the stock market may experience volatility unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock.

No predictions can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of stock for future sale could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of our voting power represented at the meeting and a majority of the voting power represented at the meeting remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. The application of these provisions of the Ohio Revised Code could have the effect of delaying or preventing a change of control.

Our ability to use our net operating loss carryforwards and other tax attributes may be subject to limitation due to significant changes in the ownership of our common stock.

As of September 30, 2009, we had gross net operating loss carryforwards of approximately $6.0 million and gross other tax attributes of approximately $56.9 million for U.S. federal income tax purposes. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other tax attributes to offset its post-change income may be limited and may result in a partial or full write down of the related deferred tax assets. An ownership change is defined generally for these purposes as a greater than 50% change in ownership over a three-year period, taking into account shareholders that own 5% or more by value of our common stock. At September 30, 2009, we had reached a 40% threshold as calculated under Section 382 of the Code. We do not believe that this offering will cause an ownership change under Section 382 of the Code. However, we cannot predict whether this offering, in combination with past and future transactions involving our common stock, will cause an ownership change to occur that would limit our ability to use our existing net operating loss carryforwards and other tax attributes.

We may not pay dividends on our common stock at any time in the foreseeable future.

Holders of our common stock are entitled to receive such dividends as our board of directors from time to time may declare out of funds legally available therefor. Our board of directors has no obligation to declare dividends under Ohio law or our amended articles of incorporation. The restrictive covenants contained in our credit facility, as currently in effect and as amended and restated, effectively prohibit us from paying dividends on our common stock at this time. We may not pay dividends on our common stock at any time in the foreseeable future. Any determination by our board of directors to pay dividends in the future will be based on various factors, including our financial condition, results of operations and current, anticipated cash needs and any limits our then-existing credit facility places on our ability to pay dividends.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $      million (or $      million if the over-allotment option is exercised in full), after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use (1) approximately $7.6 million of the net proceeds to pay fees and expenses payable by us in connection with or related to the amendment and restatement of our credit facility and (2) up to $50.0 million of the net proceeds to pay the costs of restructuring programs and strategic initiatives. Any portion of such $50.0 million that is not utilized for restructuring programs and strategic initiatives will be used for general corporate purposes. Pursuant to the terms of the amended and restated credit facility, we will be required to use any remaining net proceeds to repay term loans under our credit facility, with such repayment being split equally between the existing term loans and new term loans. After giving effect to the amendment and restatement of our credit facility, $289.4 million aggregate principal amount of existing term loans and $100.0 million aggregate principal amount of new term loans would have been outstanding as of October 26, 2009. The interest rate on the existing term loans, as of October 26, 2009, is 6.29% per annum. The new term loans initially will have an interest rate that will be set at the closing of this offering based on the LIBOR rate at the time of closing. The interest rate on the new term loans is expected to approximate the rate on the existing term loans. Both the existing term loans and the new term loans mature on June 6, 2012.

Pending final use, we will use $50.0 million of the net proceeds from this offering that we intend to use for restructuring programs and strategic initiatives to reduce borrowings temporarily under our revolving credit facility.

Certain of the underwriters and/or their affiliates are lenders under our credit facility and may receive a portion of the net proceeds from this offering. Consequently, this offering will be made in compliance with the requirements of NASD Rule 2720. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization as of September 30, 2009:

•	on a historical basis; and

•	on an as-adjusted basis to give effect to the offering of common stock and the application of the estimated net proceeds from the sale of our common stock in this offering as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Current Report on Form 8-K filed on August 6, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(Dollars in thousands)

Unrestricted and restricted cash:
Cash and cash equivalents(1)	$14,271	$
Deposits for precious metals	92,330

Total unrestricted and restricted cash	$106,601	$

Capitalization:
Loans payable and current portion of long-term debt(2)	$38,491	$
Long-term debt, less current portion	582,536
Series A convertible preferred stock	9,544
Total Ferro Corporation shareholders’ equity	328,810

Total Capitalization	$959,381	$

(1)	We will use up to $50 million of the net proceeds from this offering to pay the costs of restructuring programs and strategic initiatives. Pending final use, we will use such $50.0 million of net proceeds to reduce borrowings temporarily under our revolving credit facility. Accordingly, such net proceeds are presented in “Cash and cash equivalents” in the “As Adjusted” column above.

(2)	Excludes off-balance sheet indebtedness associated with our accounts receivable factoring programs of approximately $13.2 million.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “FOE.” The following table sets forth, for the period indicated, the high and low sales prices per share of common stock as reported on the NYSE and the dividends declared per common share.

	Price Range of		Cash Dividend
	Shares of Common Stock		Per Common
	High	Low	Share

2007
First Quarter	$22.95	$19.30	$0.145
Second Quarter	$25.48	$19.98	$0.145
Third Quarter	$26.03	$17.37	$0.145
Fourth Quarter	$23.21	$18.04	$0.145
2008
First Quarter	$20.65	$13.77	$0.145
Second Quarter	$21.10	$13.52	$0.145
Third Quarter	$24.13	$17.28	$0.145
Fourth Quarter	$20.97	$5.54	$0.145
2009
First Quarter	$7.77	$0.81	$0.010
Second Quarter	$6.00	$1.33	—
Third Quarter	$10.46	$1.95	—
Fourth Quarter (through October 26, 2009)	$8.98	$6.77	—

The last reported sale price of our common stock on the NYSE on October 26, 2009 was $6.79 per share. As of September 30, 2009, there were 44,929,989 shares of our common stock outstanding held by approximately 1,418 shareholders of record.

Holders of our common stock are entitled to receive such dividends as our board of directors from time to time may declare out of funds legally available therefor. Our board of directors has no obligation to declare dividends under Ohio law or our amended articles of incorporation. The restrictive covenants contained in our credit facility, as currently in effect and as amended and restated, effectively prohibit us from paying dividends on our common stock at this time. We may not pay dividends on our common stock at any time in the foreseeable future. Any determination by our board of directors to pay dividends in the future will be based on various factors, including our financial condition, results of operations and current, anticipated cash needs and any limits our then-existing credit facility places on our ability to pay dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of shares of our common stock by a non-U.S. holder, as defined below, that acquires shares of our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as gift or estate tax laws, (b) state, local or non-U.S. tax consequences, (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts or U.S. expatriates or former long-term residents of the United States, (d) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (e) the impact, if any, of the alternative minimum tax. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities.

This discussion is based on current provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, the IRS, all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “non-U.S. holder” means any beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates; (ii) a foreign corporation; or (iii) a foreign estate or trust.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Tax Consequences of an Investment in Common Stock

     Distributions on Common Stock

If we pay cash or property distributions to holders of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce

(but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of our common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

     Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock and, in the case where the common stock is regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. holder. Any such gains of a corporate non-U.S. holder also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, U.S. Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Back-up withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2009, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”) and J.P. Morgan Securities Inc. (“J.P. Morgan”) are acting as representatives, the following respective numbers of shares of common stock.

Number
Underwriter	of Shares

Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
KeyBanc Capital Markets Inc.
Citigroup Global Markets Inc.
PNC Capital Markets LLC
First Analysis Securities Corporation
RBS Securities Inc.

Total	29,500,000

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted the underwriters a 30-day option to purchase on a pro rata basis up to an additional 4,425,000 shares at the initial public offering price less the underwriter discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $      per share. After the initial public offering, the underwriters may change the public offering price and concession.

The following table summarizes the underwriting discount and commission we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$

The expenses of this offering that are payable by us are estimated to be $4.2 million (excluding the underwriter discounts and commissions).

We have agreed that we will not, directly or indirectly, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in, or (v) file with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to our common stock or securities convertible into or exchangeable or exercisable for our common stock, or publicly disclose our intention to take any such action set forth in (i) to (v), without the prior written consent of Credit Suisse and J.P. Morgan for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

Our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, our common stock or securities convertible into or exchangeable or exercisable for our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse and J.P. Morgan for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the shares to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

We expect that delivery of the shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. Credit Suisse is the administrative agent under the existing term loans and the new term loans, an affiliate of PNC Capital Markets LLC is the administrative agent under our credit facility, an affiliate of PNC Capital Markets LLC is the revolving loan collateral agent under our credit facility and certain of the underwriters and/or their affiliates are lenders under our credit facility, including under the existing term loans and the new term loans. A portion of the net proceeds from this offering will be used to repay, among other lenders, certain of the underwriters or their affiliates who are lenders under the existing term loans and the new term loans. Consequently, this offering will be made in compliance with the requirements of NASD Rule 2720. Pursuant to NASD Rule 2720, a qualified independent underwriter is not necessary in connection with the offering because a “bona fide public market” exists in our common stock.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from an including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Selling Restrictions Addressing Additional United Kingdom Securities Law

The underwriters have represented and agreed that:

(a) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or FSMA) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Jones Day will pass upon the validity of the common stock for Ferro. Certain legal matters relating to the offering of the common stock will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.

PROSPECTUS

$300,000,000

Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units

We may offer and sell from time to time our common stock, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $300,000,000 or the equivalent amount in other currencies or currency units.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.” The closing price of our common stock on the New York Stock Exchange on September 11, 2009 was $8.26. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent amount in other currencies or currency units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us” or “the Company” or other similar terms mean Ferro Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at http://www.ferro.com. We do not intend for information contained on or accessible through our web site to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed on January 7, 2009; January 28, 2009; February 4, 2009; March 11, 2009; June 3, 2009; August 6, 2009 and August 17, 2009;

•	the description of our common stock contained in the registration statement on Form S-8 (Registration No. 33-12397) filed with the SEC on March 2, 1987, and all amendments and reports filed for the purpose of updating that description; and

•	the description of our preferred stock contained in the registration statement on Form S-8 (registration No. 33-28520) filed May 3, 1989, and all amendments and reports filed for the purpose of updating that description.

Our Current Report on Form 8-K filed on August 6, 2009 updates Items 1A, 6, 7, 8, 9A, and 15 of our annual Report on Form 10-K for the year ended December 31, 2008.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of this registration statement, of which this prospectus forms a part, prior to the effectiveness of this registration statement and (2) after the date of this prospectus until the offering of the securities terminates. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Telephone Number: (216) 641-8580
Attn: Secretary

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

THE COMPANY

Ferro Corporation was incorporated in Ohio in 1919 as an enameling company. Today, we are a leading producer of specialty materials and chemicals that are sold to a broad range of manufacturers who, in turn, make products for many end-use markets. Through manufacturing sites around the world, we produce the following types of products:

•	Inorganic specialty products — High-quality glazes, frits, enamels, pigments, dinnerware decoration colors and other performance materials;

•	Organic specialty products — Polymer specialty materials, engineered plastic compounds, pigment dispersions, and high-potency pharmaceutical active ingredients; and

•	Electronic materials — High-performance dielectrics, conductive pastes, metal powders and polishing materials.

We refer to our products as performance materials and chemicals because we formulate them to perform specific functions in the manufacturing processes and end products of our customers. The products we develop often are delivered to our customers in combination with customized technical service. The value of our products stems from the benefits they deliver in actual use.

Corporate Information

Our principal executive offices are located 1000 Lakeside Avenue, Cleveland, Ohio 44114. Our telephone number is (216) 641-8580. Our website is www.ferro.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus, the date of the prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets;

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility to fund strategic initiatives and lead to challenges in meeting our liquidity requirements, particularly if weak economic conditions continue for a prolonged period;

•	We depend on external financial resources, and the economic environment and the state of the credit markets could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition;

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases;

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses;

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance;

•	We are subject to certain continued listing requirements with the New York Stock Exchange, including share price, shareholders’ equity and market capitalization, and noncompliance with these New York Stock Exchange rules could result in the delisting of our common stock from the New York Stock Exchange;

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate;

•	The markets in which we participate are highly competitive and subject to intense price competition;

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements;

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world;

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors;

•	Regulatory authorities in the United States, European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales;

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments;

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance unless they are successfully resolved;

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability;

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, we are party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations;

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition;

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense;

•	We are exposed to intangible asset risk;

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports; and

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

These factors and the other risk factors described in this prospectus and any accompanying prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	1.79	1.46	1.27	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	1.71	1.40	1.25	—	—	—

Fixed charges are equal to interest expense (including amortization of deferred financing costs and costs associated with the Company’s asset securitization program), plus the portion of rent expense estimated to represent interest. Combined fixed charges are equal to fixed charges plus preferred stock dividends. Total earnings were insufficient to cover the fixed charges for the years ended December 31, 2007 and 2008 and for the six months ended June 30, 2009 by $118.2 million, $58.2 million and $43.7 million, respectively, and were insufficient to cover the combined fixed charges for the years ended December 31, 2008 and 2007 and for the six months ended June 30, 2009 by $119.4 million, $59.1 million and $44.2 million, respectively. The insufficient earnings were primarily due to the non-cash impairment charges of $128.7 million and $80.2 million in the years ended December 31, 2007 and 2008, respectively, and operating losses in the six months ended June 30, 2009. Accordingly, such ratios are not presented.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of the common stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of the common stock and should be read together with our Amended Articles of Incorporation and Amended Code of Regulations, copies of which have been filed previously with the SEC. For more information on how you can obtain copies of our Amended Articles of Incorporation and Amended Code of Regulations, see “Where You Can Find More Information.”

General

Under our Amended Articles of Incorporation, we are authorized to issue up to 300,000,000 shares of common stock, par value $1.00 per share.

The shares of common stock offered by this prospectus and any applicable prospectus supplement will be, when issued and paid for as described in the applicable prospectus supplement, validly issued, fully paid and nonassessable. Holders of common stock have no preemptive rights to subscribe for any of our securities, nor do they have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Our common stock is listed on the New York Stock Exchange under the symbol “FOE.”

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders. Shareholders have cumulative voting rights in the election of directors if any shareholder gives notice in writing to the president, a vice president or the secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at that election is desired. An announcement of the giving of this notice must be made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder has the right to cumulate votes and give one nominee the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit.

Dividends

Subject to the rights of holders of any preferred stock, each record holder of common stock on the applicable record date is entitled to receive dividends on common stock to the extent authorized by our board of directors out of assets legally available for the payment of dividends. In addition, subject to the rights of holders of any preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Anti-takeover Provisions

Our Amended Articles of Incorporation and Amended Code of Regulations and Ohio corporate law contain provisions that could have the effect of delaying, deferring or preventing a change in control of our ownership or management that shareholders may consider favorable or beneficial. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The following description is intended as a summary only and should be read together with the Amended Articles of Incorporation, the Amended Code of Regulations and the relevant provisions of Ohio corporate law.

Classified Board of Directors

Our Amended Code of Regulations provides that the board of directors is divided into three classes of directors, each consisting of not less than three nor more than five directors, and that each class of directors serves a staggered three-year term. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure continuity and stability of our management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our capital stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Number of Directors; Filling of Vacancies

Our Amended Code of Regulations provides that the number of directors shall be not less than nine nor more than fifteen as may be determined by the vote of the shareholders at any annual meeting or special meeting called for the purpose of electing directors. In addition to the authority of shareholders to fix or change the number of directors, the board of directors may change the number of directors, so long as the change is not more than two above or below the number of directors authorized by the shareholders at the last annual or special meeting. In no event may the board of directors fix the number of directors at less than nine nor more than fifteen. The board of directors also may fill any director’s office that is created by an increase in the number of directors. Our Amended Code of Regulations provides that any vacancies may be filled by a vote of a majority of the remaining directors, even if less than a quorum.

Special Meetings

Our Amended Code of Regulations provides that a special meeting of shareholders may be called by the shareholders only if holders of 25% of the outstanding shares of capital stock entitled to vote at such meeting participate in the call. This provision may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Control Share Acquisitions

Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” The Ohio Revised Code defines a “control share acquisition” as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:

•	one-fifth or more but less than one-third of that voting power;

•	one-third or more but less than a majority of that voting power; or

•	a majority or more of that voting power.

Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.

Business Combinations

We are subject to Chapter 1704 of the Ohio Revised Code, which prohibits certain business combinations and transactions between an “issuing public corporation” and an “Ohio law interested shareholder” for at least three years after the Ohio law interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the Ohio law interested shareholder attains 10% ownership. An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An “Ohio law interested shareholder” is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:

•	prior to the interested shareholder’s share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•	the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the Ohio law interested shareholder; or

•	the business combination results in shareholders, other than the Ohio law interested shareholder, receiving a fair price plus interest for their shares.

Chapter 1704 is applicable to all corporations formed under Ohio law.

DESCRIPTION OF PREFERRED STOCK

The following description is a general summary of the terms of the preferred stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of the preferred stock and should be read together with our Amended Articles of Incorporation and Amended Code of Regulations and the applicable terms of the related series of preferred stock as established by the board of directors. For more information on how you can obtain copies of our Amended Articles of Incorporation and Amended Code of Regulations, see “Where You Can Find More Information.”

General

Under our Amended Articles of Incorporation, we are authorized to issue up to 2,000,000 shares of preferred stock, without par value. In 1989, we established a series of preferred stock called Series A ESOP Convertible

Preferred Stock, without par value, and authorized the issuance of up to 1,762,500 shares of such stock to the trustee for our Employee Stock Ownership Plan.

We believe that the ability of the board of directors to issue one or more classes or series of preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Rank

Our preferred stock will have priority over our common stock with respect to dividends and distribution of assets. Our Amended Articles of Incorporation provide that all shares of preferred stock shall be of equal rank and shall be identical except with respect to those matters that may be fixed by the board of directors. The board of directors is authorized to provide for the issuance of preferred stock in one or more series and to determine matters such as:

•	the distinctive serial designations and the division of shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares then outstanding;

•	the annual dividend rate for the particular series, and the date or dates from which dividends on all shares of the series shall be cumulative;

•	the redemption price or prices for the particular series, if applicable;

•	the right, if any, of the holders of a particular series to convert the stock into other classes of stock, and the terms and conditions of that conversion to the extent not otherwise provided in the Amended Articles of Incorporation; and

•	the rights, if any, of the holders of a particular series of preferred stock upon our voluntary liquidation, dissolution or winding-up or in the event of any merger or consolidation of or sale of assets by us.

In the event of involuntary liquidation, dissolution or winding up of our affairs, the preferred stock will be entitled to a liquidation preference of $25.00 per share, plus accrued and unpaid dividends. The holders of shares of preferred stock will not be entitled to any preemptive right to purchase or have offered to them any shares of preferred stock or other securities.

You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including the matters described above.

Voting Rights

Holders of preferred stock are generally entitled to one vote for each share of stock held upon all matters presented to the shareholders, plus special voting rights in the event of a default in the payment of preferred dividends. If we are in default in the payment of six full quarterly dividends (whether or not consecutive), the holders of preferred stock have the right to elect two additional directors, who will remain in office until such dividends in arrears are paid. The vote of the holders of at least two-thirds of the outstanding shares of preferred stock is necessary to effect:

•	any amendment, alteration or repeal of any of the provisions of the Amended Articles of Incorporation or the Amended Code of Regulations that affects adversely the voting powers, rights or preferences of the holders of preferred stock;

•	the authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the preferred stock; or

•	the purchase or redemption of less than all of the preferred stock then outstanding (except in accordance with a stock purchase offer made to all holders of preferred stock) when any dividends or sinking fund obligations on the preferred stock are in arrears.

In addition, the vote of the holders of at least a majority of the outstanding shares of preferred stock will be necessary to effect:

•	the sale, lease or conveyance by us of all or substantially all of our property or business, or our consolidation with or merger into any other corporation, unless the resulting corporation will have no shares authorized or outstanding ranking prior to or on a parity with the preferred stock, except the same number with the same rights and preferences as those of our preferred stock authorized and outstanding immediately preceding the transaction, and each holder of preferred stock immediately prior to the transaction receives the same number of shares, with the same rights and preferences, of the resulting corporation; or

•	the authorization of any shares ranking on a parity with the preferred stock or an increase in the authorized number of shares of preferred stock.

Distributions

Holders of the preferred stock of each series will be entitled to receive, to the extent declared by our board of directors, out of our assets legally available for payment to shareholders, cash distributions or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution will be payable to holders of record as they appear on our stock transfer books on such record dates as will be fixed by the board of directors. Distributions on any series of preferred stock will be cumulative from the date set forth in the applicable prospectus supplement.

Redemption

The terms and conditions, if any, upon which the preferred stock will be subject to mandatory redemption or redemption at our option, either in whole or in part, will be described in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment may be made to the holders of common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in that circumstance, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets.

If, upon any such voluntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our shares of capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. Such terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or the manner of calculating the conversion price;

•	the conversion date(s) or period(s);

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the Bank Depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a depositary agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the depositary agreement and the related depositary receipts. Copies of the form of depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the depositary agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by this holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of the Company and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank

Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and the successor’s acceptance of this appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock, preferred stock or depositary shares will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the shares of common stock, shares of preferred stock, depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common stock, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common stock, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our shareholders subscription rights to purchase our common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wilmington Trust FSB, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “Ferro Corporation,” “we,” “our” and “us” in this section, we mean Ferro Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal on the series of debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum, if applicable, or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium and interest, if any, on the series of debt securities will be payable;

•	if applicable, the period within which, the price at which and the terms and conditions upon which the series of debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities;

•	the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency responsible for overseeing such currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the series of debt securities will be made;

•	if payments of principal of, premium or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the series of debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture which applies to the series of debt securities and any change in the right of the trustee or the holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the series of debt securities;

•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•	any provisions relating to conversion of the series of debt securities; and

•	whether the series of debt securities will be senior or subordinated debt securities and a description of the subordination thereof.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Ferro  Corporation, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Ferro Corporation) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the above, any subsidiary of Ferro Corporation may consolidate with, merge into or transfer all or part of its properties to Ferro Corporation.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following events, unless in the board resolution, supplemental indenture or officers’ certificate, it is provided that such series of debt securities shall not have the benefit of a particular Event of Default:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the such period of 30 days);

•	default in the payment of principal of or premium on any debt security of that series at maturity or which such principal otherwise becomes due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Ferro Corporation; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We will describe in the prospectus supplement relating to any series of debt securities that are discount securities the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision of the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event which, after notice or lapse of time, or both, would become an Event of Default or any Event of Default (except in payment of principal of, premium or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the stated maturity date of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment, made at the option of Ferro Corporation, with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or interest, if any, on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be described in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute an event which, after notice or lapse of time, or both, would become an Event of Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Certain Defined Terms

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which, in either case are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means debt securities that are:

•	direct obligations of The United States of America for the payment of which its full faith an credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements and the related financial statement schedule (Schedule II — Valuation and Qualifying Accounts) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from Ferro Corporation’s Current Report on Form 8-K filed on August 6, 2009, and the effectiveness of Ferro Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which, as to the report related to the consolidated financial statements expresses an unqualified opinion, and includes an explanatory paragraph relating to the adoption of new accounting standards and, as to the report on the effectiveness of the Company’s internal control over financial reporting expresses an unqualified opinion), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.